Exhibit 10.1

EXCHANGE AND PURCHASE AGREEMENT

This EXCHANGE AND PURCHASE AGREEMENT (this “Agreement”) is dated as of January 10, 2020 by and among Gevo, Inc., a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors,” and together with the Company, the “Company Parties”), the holders named in Schedule I hereto (the “Holders”) of the Company’s 12.0% Convertible Senior Secured Notes due 2020 (the “Existing Notes”) which were issued under that certain Indenture dated as of June 20, 2017, by and among the Company, Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee (the “Existing Indenture Trustee”), and the Guarantors (as supplemented and in effect on the date hereof and as may be further amended or supplemented from time to time, the “Existing Indenture”), and Whitebox Advisors LLC, in its capacity as representative of the Holders under this Agreement (the “Representative”).

RECITALS

WHEREAS, as of the date hereof, the Company has issued and outstanding $14,052,869.00 aggregate principal amount of the Existing Notes, all of which are beneficially owned by the Holders;

WHEREAS, the Company and the Holders desire to effect an exchange (the “Exchange”) of all of the issued and outstanding Existing Notes for $14,381,706.00 aggregate principal amount (of which $281,994.00 consists of original issue discount (OID)) of the Company’s new 12% Convertible Senior Secured Notes due 2020/2021 (the “New Notes”) issued pursuant to the terms and conditions of this Agreement and the provisions of a new indenture entered into by and among the Company, Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee (including any successor trustee and collateral trustee, the “New Indenture Trustee”), and the Guarantors in the form set forth as Exhibit A hereto, with such changes as are acceptable to the Representative acting on behalf of the Holders (as amended or supplemented from time to time in compliance with the provisions thereof, the “New Indenture”);

WHEREAS, the payment by the Company of all amounts due in respect of the New Notes and the performance of the Company’s payment obligations under the New Indenture and the New Notes will be guaranteed by the Guarantors; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the rights and obligations of the parties in connection with such exchange and to provide certain other rights and obligations.

NOW, THEREFORE, in consideration of these premises and the mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE EXCHANGE; ADDITIONAL PURCHASES

Section 1.1     Exchange of Existing Notes for New Notes.      Subject to, and upon the terms and conditions set forth in this Agreement, each Holder hereby agrees, severally and not jointly, to exchange at the Exchange Closing (as defined below) the principal amount of the Existing Notes held by such Holder, as set forth opposite such Holder’s name on Schedule I hereto, for the principal amount of New Notes as set forth opposite such Holder’s name on Schedule I hereto plus an amount in cash equal to the accrued and unpaid interest (other than interest paid in kind (PIK)) on the Existing Notes from the most recent interest payment date to and including the Exchange Date, it being understood that such PIK, plus OID in the amount of 2.0% thereof, to the extent not otherwise included in Schedule I, shall be included in the original principal amount of the New Notes. Upon receipt of the full amount of consideration for the exchange of the Existing Notes for the New Notes, all then outstanding principal amounts of such Existing Notes shall be deemed satisfied and such Existing Notes shall be cancelled. At the Exchange Closing, the Existing Notes shall be delivered to the Existing Indenture Trustee for cancellation and shall cease to accrue interest.

Section 1.2     Withholding.     The principal amount of New Notes deliverable by the Company pursuant to the Exchange and all amounts payable by the Company in cash or otherwise pursuant to the Exchange shall be free and clear of any withholdings or deductions for Taxes.

Section 1.3     Additional Purchases. The Company hereby grants to the Holders an option to purchase up to an aggregate principal amount of $7,140,000 additional New Notes (the “Option Notes,” and collectively with the New Notes, the “Notes”), at a purchase price equal to the aggregate principal amount of the amount paid for the Option Notes purchased plus OID equal to 2.0% of the amount so paid (the “Option Purchase Price”), and having (other than with respect to the issue date and restrictions on transfer relating to compliance with applicable securities law) identical terms to the New Notes issued pursuant to the Exchange, all in the manner and amount set forth in a written notice (the “Option Notice”) by the Representative, acting on behalf of the Holders, in whole or in part, on one or more occasions, at any time prior to the expiration of the Option Period (as defined in Section 7.14). The Option Notice shall include an allocation of such exercise among the Holders. Notwithstanding the foregoing, the Representative, acting at the direction of the Holders, may assign the Holders’ right under this Section 1.3 to any Affiliate of the Representative if such assignment shall be set forth in the applicable Option Notice and such party pays the applicable Option Purchase Price to the Company and executes the Joinder Agreement attached hereto.

ARTICLE II
CLOSING OF THE EXCHANGE AND ADDITIONAL PURCHASES

Section 2.1     Delivery and Payment.

(a)     The closing of the Exchange (the “Exchange Closing”) has taken place on the date hereof (the “Exchange Date”) at the offices of Brown Rudnick LLP, One Financial Center, Boston, Massachusetts following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 2.2. At the Exchange Closing, delivery of the New Notes is being made against the exchange and cancellation (as set forth in Section 1.1 herein) of the Exchange Notes held by each Holder. For the avoidance of doubt, all Existing Notes shall be cancelled upon the Exchange Closing.

(b)     Each time that the option to purchase Option Notes provided for in Section 1.3 hereof is exercised within the timeframe set forth in Section 1.3, the Company will at its own expense deliver the Option Notes to the applicable Holder(s) (an “Option Closing”) at Brown Rudnick LLP, One Financial Center, Boston, Massachusetts, on the date specified in the applicable Option Notice (which shall be within three (3) Business Days after exercise of said Option Notice) (each date, an “Option Closing Date”) for the account of the applicable Holder(s), against payment by such Holder(s) of the Option Purchase Price to the Company by wire transfer payable in same-day funds to an account specified by the Company on or before the Option Closing Date. The Company will deliver to such Holder(s) on each Option Closing Date, and the obligations of such Holder(s) to purchase the Option Notes shall be conditioned upon the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 2.2.

Section 2.2     Conditions Precedent.     The Holders’ consummation of the Exchange hereunder is, and their obligation to purchase Option Notes shall be subject to the condition that all representations and warranties and other statements of the Company Parties herein are, as of the Exchange Date or the Option Closing Date, as applicable, (or, in the case of a representation, warranty or other statement expressly made as of an earlier date, as of such earlier date) true and correct in all material respects (except that any representation, warranty or statement that is qualified as to materiality, or said to be subject to no “Material Adverse Change,” or words of similar effect, shall be true and correct in all respects), to the performance in all material respects by the Company Parties of their obligations hereunder and to the satisfaction of the following additional conditions (any of which may be waived by the Representative, acting on behalf of the Holders, in its discretion):

(a)     [Reserved]

(b)     On or before the Exchange Date, the Company Parties shall have (i) filed all UCC-1 financing statements and the New Mortgages (as defined herein) in the applicable state and county filing offices and other filings and recordings with respect to the Collateral for filing or recordation (including, with respect to Intellectual Property, the filing of security agreements with the United States Patent and Trademark Office or the United States Copyright Office (solely to the extent perfection could be achieved by such filings)), and (ii) made, obtained or taken all other filings, recordings, registrations, third party consents and other actions, in each case, which are necessary to create perfected first priority Liens (subject only to New Permitted Liens), as provided for in the Security Instruments, in all relevant jurisdictions, other than as permitted pursuant to the Security Instruments;

(c)     On the Exchange Date and each Option Closing Date, the Company shall have requested and caused counsel to the Company Parties (each such counsel to be reasonably acceptable to the Representative), to furnish to the Representative (a) such written opinion or opinions, in substantially the form attached hereto as Exhibit B, and (b) such written opinion or opinions of the Company’s local counsel in Minnesota, in a form similar to the legal opinions attached hereto as Exhibit C and mutually acceptable to the Representative (acting on behalf of the Holders) and the Company, each dated as of such Exchange Date or Option Closing Date, as applicable;

(d)     On the Exchange Date, (i) each of the representations and warranties of the Company Parties herein, as qualified by the applicable Updated Disclosure Schedule (as defined herein), shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or said to be subject to no “Material Adverse Change,” or words of similar effect, shall be true and correct in all respects) at and as of such time (or, in the case such representations and warranties expressly relate to an earlier date, as of such earlier date); (ii) the Company Parties shall have performed in all material respects all of their covenants and obligations under each of the Equity Documents and Security Instruments to be performed at or prior to such time; (iii) no Default or Event of Default (as such terms are defined in the Existing Indenture and New Indenture, as applicable) shall have occurred and be continuing under the Existing Indenture or the New Indenture (as if it had been entered into prior to the Exchange Closing), and no event or condition exists which after giving of notice or lapse of time or both would give rise to a Default or Event of Default under the Existing Indenture or New Indenture (as if it had been entered into prior to the Exchange Closing) and (iv) no Fundamental Change (as such term is defined in the Existing Indenture and New Indenture, as applicable) shall have occurred under the Existing Indenture or the New Indenture (as if it had been entered into prior to the Exchange Closing), and the Company has not taken, or otherwise agreed to take, any actions that could reasonably be expected to result in a Fundamental Change (as such term is defined in the Existing Indenture or New Indenture, as applicable) under the Existing Indenture or New Indenture (as if it had been entered into prior to the Exchange Closing). The Company shall have furnished, or caused to be furnished to the Representative, a certificate executed by the Chief Executive Officer and Chief Financial Officer of each Company Party, on behalf of such Company Party, to the effect of each of the foregoing;

(e)     On each Option Closing Date, (i) each of the representations and warranties of the Company Parties set forth in Sections 3.1(a), (b), (c), (d)(ii), (hh) and (jj) hereof (collectively, the “Fundamental Representations”) shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or said not to be subject to a “Material Adverse Change,” or words of similar effect, shall be true and correct in all respects) at and as of such time (or, in the case of a Fundamental Representation expressly made as of an earlier date, as of such earlier date); (ii) the Company Parties shall have performed in all material respects all of their covenants and obligations under each of the Equity Documents and Security Instruments to be performed at or prior to such time; (iii) no Default or Event of Default (as such terms are defined in the New Indenture) shall have occurred and be continuing under the New Indenture, and no event or condition exists which after giving of notice or lapse of time or both would give rise to a Default or Event of Default under the New Indenture and (iv) no Fundamental Change (as such term is defined in the New Indenture) shall have occurred under the New Indenture, and the Company has not taken, or otherwise agreed to take, any actions that could reasonably be expected to result in a Fundamental Change (as such term is defined in the New Indenture) under the New Indenture. The Company shall have furnished, or caused to be furnished to the Representative, a certificate executed by the Chief Executive Officer and Chief Financial Officer of each Company Party, on behalf of such Company Party, to the effect of each of the foregoing;

(f)     On the Exchange Date and each Option Closing Date, the Company shall have executed and delivered the Notes to be issued on such date, in the form contemplated by the New Indenture, to the Representative;

(g)     On or before the Exchange Date, each of the Company Parties and the New Indenture Trustee shall have executed and delivered the New Indenture, and a true and complete copy thereof certified by an authorized officer of the Company shall have been delivered to the Representative;

(h)     On or before the Exchange Date, each of the Company Parties and the New Indenture Trustee shall have executed and delivered the 2020 Environmental Indemnity Agreement, and a true and complete copy thereof shall have been delivered to the Representative;

(i)     On or before the Exchange Date, each of the Company Parties, as applicable, and the New Indenture Trustee shall have executed and delivered a security agreement, in a form similar to the Existing Security Agreement and mutually acceptable to the Representative (acting on behalf of the Holders) and the Company (the “New Security Agreement”), a mortgage on the Luverne Property (as defined herein), in a form similar to the Existing Mortgage and mutually acceptable to the Representative (acting on behalf of the Holders) and the Company (which, for the avoidance of doubt, may be in the form of an amendment and/or restatement to the Existing Mortgage) (the “New Mortgage”), and any other documents to be executed in connection therewith or the New Indenture, each in such form(s) as mutually acceptable to the Representative (acting on behalf of the Holders) and the Company;

(j)     On the Exchange Date, the Company shall have delivered to the Representative and the New Indenture Trustee a title policy, together with all appropriate endorsements, for the Real Property located at 502 South Walnut Avenue, Luverne, Minnesota 56156 (the “Luverne Property”), together with proof of payment of all fees and premiums for such policy and true and accurate copies of all documents listed as exceptions under such policy;

(k)     [Reserved];

(l)     On or before the Exchange Date, the Company shall have delivered a municipal lien certificate or certificates evidencing payments of all real estate taxes and municipal charges on such Luverne Property which were due and payable prior to the date hereof;

(m)     On each Option Closing Date, the Company shall have delivered to the Representative and the New Indenture Trustee all applicable endorsements with respect to the Title Policy for the Luverne Property which reflect any amendments to the New Mortgage, increase coverage to not less than the amount secured by the New Mortgage, amend the date of the Title Policy to be the time the most recent amendment to the New Mortgage was recorded, does not include any new matters affecting title to the Luverne Property and provides a survey endorsement for the existing 2014 survey of the Luverne Property;

(n)     On each Option Closing Date, the Company shall have delivered to the Representative and the New Indenture Trustee (i) a copy of such amendments or modifications (or similar) to any documents hereunder as may be reasonably requested by the Representative or the New Indenture Trustee or otherwise necessary or desirable to reflect the Option Closing (including, but not limited to, to amend the New Mortgage and increase the amount secured thereby), each such document (or subsequent amendment or modification thereto) executed by any Company Party and any other party to such applicable document, and (ii) in the event that the New Mortgage is amended to reflect the Option Closing, such written opinion or opinions of counsel to the Company Parties (such counsel to be reasonably acceptable to the Representative), regarding the validity and enforceability of the New Mortgage, as amended or modified in connection with such Option Closing, delivered to the Representative by the Company’s local counsel in Minnesota on the date hereof, dated as of such Option Closing Date;

(o)     On the Exchange Date, the Company and the Holders shall have executed and delivered the Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

(o)     On each Option Closing Date, the Company shall be in compliance in all material respects with all of its obligations under the Registration Rights Agreement, and, if a Registration Statement (as defined in the Registration Rights Agreement) has previously been declared effective by the Securities and Exchange Commission (the “SEC”), no Materiality Notices shall have been delivered by the Company to the holders of Registrable Securities (as defined in the Registration Rights Agreement) and be in effect;

(p)     Between the date of this Agreement and the Exchange Date, or between the date of an Option Notice and the related Option Closing Date, there shall not have occurred any of the following: (i) an ongoing suspension or material limitation in trading in securities generally on The New York Stock Exchange or on The Nasdaq Stock Market (“Nasdaq”); (ii) an ongoing suspension or material limitation in trading on the Company's securities on the Nasdaq Capital Market (or any other market the Company’s securities are trading on at such time); (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; (v) any other calamity or crisis or any material change in financial, political or economic conditions in the United States or elsewhere or (vi) a Material Adverse Change that is continuing, if the effect of any such event specified in clauses (iv), (v) or (vi), in the judgment of the Representative, makes it impracticable or inadvisable to proceed with the transactions contemplated hereby or the delivery of the Notes being delivered at such time of delivery on the terms and manner contemplated hereby;

(q)     At each of the Exchange Date and any Option Closing Date, no event or circumstances that would reasonably be expected to cause a Material Adverse Change shall have occurred and be continuing;

(r)     On the Exchange Date and each Option Closing Date, any actions for the shares of the Common Stock issuable upon the conversion of the Notes or the exercise of any Warrants (as that term is defined herein) issued hereunder to be duly listed for quotation on the Nasdaq Capital Market shall have been taken, and reasonably satisfactory evidence of such actions shall have been provided;

(s)     On each Option Closing Date, the Company shall have delivered to the Representative Updated Disclosure Schedules, updated as of such Option Closing Date, which shall be satisfactory to the Representative, in its sole discretion;

(t)     [Reserved]; and

(u)     Prior to the Exchange Closing or the relevant Option Closing, as the case may be, each of the Company Parties shall have executed and delivered, as applicable, such other customary information, certificates (including, but not limited to, good standing certificates, secretary certificates and other officer certificates) and documents relating to any Company Party as the Representative may reasonably request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Company Parties. Each of the Company Parties, jointly and severally, represents and warrants to, and agrees with, each Holder as set forth below in this Section 3.1; provided, that each representation, warranty or agreement in this Section 3.1 shall be qualified by, and subject to, the exceptions, qualifications and other disclosure set forth in a written schedule delivered by each Company Party to the Holders pursuant to Section 4.11 (all such schedules, together, the “Company Parties Disclosure Schedules”) in which each representation, warranty or statement that is so qualified, shall be identified by reference to the paragraph of this Section 3.1 to which such qualification applies.

(a)     Each Company Party is an entity of the type identified on Section 3.1(a) of the Company Party Disclosure Schedules, duly organized, validly existing and in good standing under the laws of its state of organization identified on Section 3.1(a) of the Company Party Disclosure Schedules. Each Company Party is in good standing and qualified to do business in each other jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to be in good standing or so qualified could not reasonably be expected to result in a Material Adverse Change. No Company Party has any Subsidiaries other than those identified in Section 3.1(a) of the Company Party Disclosure Schedules.

(b)     The execution, delivery, and performance by each Company Party of this Agreement, the New Indenture, any Notes, the Registration Rights Agreement and the documents contemplated thereby (collectively, the “Equity Documents”), and, as of the Exchange Date and each Option Closing Date, the Security Instruments, to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) are within such Company Party’s corporate or other powers, (ii) have been duly authorized by all necessary governing action, (iii) do not contravene (A) such Company Party’s Organizational Documents or (B) any material provision of any law or any contractual restriction binding on or affecting such Company Party, and (iv) will not result in or require the creation or imposition of any Lien other than Liens granted under the Security Instruments. Each Company Party has all requisite power and authority to carry on its business as now conducted and proposed to be conducted and to own and/or lease its Property.

(c)     No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Company Party of the Equity Documents to which such Company Party is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of UCC-1 financing statements and mortgages in the state and county filing offices, which will be filed on or before the Exchange Date, (ii) those consents and approvals that have been obtained or made on or prior to the date hereof and that are in full force and effect, (iii) the filing of a Current Report on Form 8-K (a “Form 8-K”) with the SEC, (iv) the filing of an additional listing application with the Nasdaq Stock Market LLC and (v) other filings and recordings with respect to the Collateral to be made by, or otherwise delivered to the New Indenture Trustee on the Exchange Date, for filing or recordation (including, with respect to Intellectual Property, the filing of security agreements with the United States Patent and Trademark Office or the United States Copyright Office (solely to the extent perfection could be achieved by such filings)). The execution, delivery, and performance by each Company Party of the Equity Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not violate or result in a default or require any consent or approval under any indenture, agreement, Organizational Document or other instrument biding upon the applicable Company Party or its Property, or give rise to a right thereunder to require any payment to be made by such Company Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Change.

(d)

(i)     All financial statements of any Company Party or Subsidiary delivered to the Representative or any Holder by or on behalf of any Company Party or Subsidiary in connection with or pursuant to this Agreement or any other document in connection with the transactions contemplated hereby or thereby, including any pro forma balance sheets of the Company Parties delivered on the date hereof have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial positions and results of operations of the applicable Company Party or Subsidiary covered thereby as of the dates and for the periods indicated therein. All projections delivered from time to time to the Representative or any Holder, as applicable, have been prepared on the basis of assumptions that the Company believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company Parties, and no assurances can be given that such projections will be realized, and are not to be viewed as facts, and that actual results during the period or periods covered by the projections may differ materially from such projections).

(ii)     Since December 31, 2018, no event or circumstance has occurred that could reasonably be expected to cause a Material Adverse Change and has not been previously disclosed in the SEC Reports (as defined below).

(e)     Reserved.

(f)

(i)     There is no pending or, to the Knowledge of any Company Party, threatened action or proceeding against any Company Party before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change other than as set forth in Section 3.1(f)(i) of the Company Party Disclosure Schedules or which purports to affect the legality, validity, binding effect or enforceability of the Equity Documents. There is no pending or, to the Knowledge of any Company Party, threatened action or proceeding instituted against any Company Party, or any of its Subsidiaries which seeks to adjudicate any Company Party, or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property.

(ii)     Except as it concerns any environmental, health, or safety matter, which is covered by Section 3.1(k) herein, each Company Party has complied with all Legal Requirements of any Governmental Authority having jurisdiction over the conduct of its respective businesses or the ownership of its respective Property, in each case, except as would not reasonably be expected to result in a Material Adverse Change.

(g)     All material Returns required to be filed by or on behalf of any Company Party or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements, or (ii) Taxes that are being contested in good faith.

(h)     No Company Party nor any member of the Controlled Group is a party to, or has incurred any obligation or liability under, any Plan or Multiemployer Plan.

(i)

(i)     Each Company Party has good title to, or valid leasehold interest in, all of its material Properties, free and clear of all Liens except for, on the date hereof, Existing Permitted Liens and, on and after the Exchange Date, New Permitted Liens. The material Properties used or to be used in the continuing operations of each Company Party are in good repair, working order and condition, ordinary wear, tear, casualty, condemnation and Permitted Dispositions excepted (except where failure to so maintain, preserve, repair, renew or replace such assets would not reasonably be expected to result in a Material Adverse Change). Neither the business nor the material Properties of the Company Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(ii)     Section 3.1(i)(ii) of the Company Party Disclosure Schedules contains a true and complete list of each interest in (A) Real Property (1) owned by each Company Party and describes the type of interest therein held by such Company Party and (2) leased or subleased by any Company Party, as lessee or sublessee and describes the type of interest therein held by such Company Party and (B) any material Property (1) owned by any Company Party and describes the type of interest therein held by such Company Party and (2) leased or subleased by any Company Party, as lessee or sublessee and describes the type of interest therein held by such Company Party.

(iii)     No Company Party has received any notice of, or has any Knowledge of, the occurrence or pendency or contemplation of any Casualty Event currently affecting all or any material portion of its Property.

(iv)     Each Company Party owns or otherwise has rights to use all of the material Property that is necessary for the operation of its business as currently conducted, and neither such ownership nor such other rights with respect to the foregoing infringe on the rights of any Person other than such infringement (A) described on Section 3.1(i)(iv) of the Company Party Disclosure Schedules and (B) which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No claim has been made and remains outstanding that any Company Party’s use of any material Property does or may violate the rights of any third party other than claims described on Section 3.1(i)(iv) of the Company Party Disclosure Schedules or other claims that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(j)

(i)     Other than those identified on Section 3.1(j) of the Company Party Disclosure Schedules, no Company Party is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument, the breach of which, or subject to any charter or corporate restriction, the breach of which, or provision of applicable law or governmental regulation, the compliance with which, in each case, could reasonably be expected to cause a Material Adverse Change. No Company Party is in default under or with respect to any contract, agreement, lease, or other instrument to which such Company Party is a party other than those defaults that could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change. No Company Party has received any notice of default under any Material Contract to which such Company Party is a party a copy of which has not been delivered to the Representative.

(ii)     No Default has occurred and is continuing.

(k)

(i)     Except as could not reasonably be expected to cause a Material Adverse Change, each Company Party and each Subsidiary of any Company Party (A) has obtained all Environmental Permits necessary for the ownership and operation of its respective Properties and the conduct of its respective businesses; (B) has at all times been and is in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (C) has not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (D) is not subject to any actual, pending or to any Company Party’s Knowledge, threatened Environmental Claim.

(ii)     To each Company Party’s Knowledge, none of the present or previously owned or operated Property of any Company Party or of any of its current or former Subsidiaries, wherever located, (A) has been placed on or proposed to be placed on the National Priorities List, or its state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site by any Governmental Authority for a Response that could reasonably be expected to cause a Material Adverse Change; (B) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by any Company Party or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (C) has been the site of any Release of Hazardous Substances from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(iii)     Without limiting the foregoing, in the course of carrying out any Response as to any of their presently or formerly owned, leased or operated Property, Company Parties, along with each of their Subsidiaries, are in material compliance with all obligations imposed by any Governmental Authority as to such Response. In addition, there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by any Company Party or any of its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

(l)

(i)     Other than as set forth on Schedule 3.1(l) of the Company Party Disclosure Schedules, (i) the Company Parties possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, copyrights and other Intellectual Property which are necessary to the conduct of their business (provided that the forgoing is not and shall not be deemed to be a representation or warranty of any kind with respect to infringement of Intellectual Property rights of any person) other than as would not reasonably be expected to result in a Material Adverse Change and (ii) the Company Parties manage and operate their business in all material respects in accordance with all applicable Legal Requirements and prudent industry practices other than as would not reasonably be expected to result in a Material Adverse Change.

             (ii)     Other than as would not reasonably be expected to result in a Material Adverse Change, no written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property owned by or licensed to a Company Party, other than as set forth on Schedule 3.1(l)(ii) of the Company Party Disclosure Schedules. The use of such Intellectual Property by any Company Party does not infringe the rights of any Person, except (i) as described on Schedule 3.1(l) of the Company Party Disclosure Schedules and (ii) except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

             (iii)     Except pursuant to licenses and other user agreements entered into by any Company in the ordinary course of business or as described on Schedule 3.1(l)(iii) of the Company Party Disclosure Schedules, (A) each Company Party has done nothing to authorize or enable any other person to use, any Copyright, Patent or Trademark in a manner that will materially impair any Company Party’s ability to conduct its business as currently conducted and (B) all of the Company Parties’ copyright registrations, patent registrations and trademark registrations are in full force and effect and, to each Company Party’s Knowledge, valid, except for failure(s) that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

             (iv)     Except for such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, to each Company Party’s Knowledge, there is no violation by others of any right of such Company Party with respect to its Copyright, Patent or Trademark except as may be set forth on Schedule 3.1(l)(iv) of the Company Party Disclosure Schedules.

(m)     None of the Property of any Company Party is subject to any Lien other than, on the date hereof, Existing Permitted Liens and, on and after the Exchange Date, New Permitted Liens. Except to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of each Company Party are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by any Company Party, or to any Company Party’s Knowledge, by any of the other parties thereto, under any such leases or agreements. No Company Party is subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against its respective Properties.

(n)     After giving effect to (i) the consummation of the transactions contemplated by the Equity Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Company Parties and their Subsidiaries, taken as a whole, are Solvent.

(o)     Section 3.1(o) of the Company Party Disclosure Schedules sets forth a true and complete list of all Hedge Contracts of each Company Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

(p)     Section 3.1(p) of the Company Party Disclosure Schedules sets forth a complete and correct list of all Material Contracts (other than the agreements set forth in Section 3.1(j) of the Company Party Disclosure Schedules), providing for, evidencing, securing or otherwise relating to any debt of any Company Party, the breach, cancelation, nonperformance, termination or non-renewal of which would reasonably be expected to cause a Material Adverse Change.

(q)

(i)     Section 3.1(q)(i) of the Company Party Disclosure Schedules sets forth a list of (A) all of the Subsidiaries of the Company or any other Company Party and their jurisdiction of organization and (B) all of the joint ventures of the Company and any other Company Party.

            (ii)     An accurate organization chart, showing the ownership structure of the Company, the Company Parties and each of their Subsidiaries as of the date hereof is set forth on Section 3.1(q)(ii) of the Company Party Disclosure Schedules.

(r)     Except as would not be reasonably be expected to result in a Material Adverse Change, there are no strikes, lockouts or slowdowns against any Company Party pending or, to the knowledge of any Company Party, threatened. The hours worked by and payments made to employees of any Company Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Change. All payments due from any Company Party, or for which any claim may be made against any Company Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. The consummation of the transactions contemplated by the Equity Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company Party is bound where such termination or right of renegotiation could reasonably be expected to result in a Material Adverse Change.

(s)     The Company Parties have delivered to the Representative a true, complete and correct summary description of all insurance maintained by each Company Party as of the date hereof. All insurance maintained by the Company Parties is in full force and effect, all premiums have been duly paid and no Company Party has received notice of violation or cancellation thereof, except in such case, where the failure to do so could not reasonably be expected to be a Material Adverse Change. Each Company Party carries insurance required under Section 4.05 of the New Indenture.

(t)     No Company Party is, or will be after the consummation of the transactions contemplated by the Equity Documents, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation in any material respect of, any United States Federal statute or Presidential executive order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any Property.

(u)

(i)     No Company Party and, to the Knowledge of the Company Parties, none of its Affiliates is in violation of any Anti-Terrorism Laws.

(ii)     No Company Party and to the Knowledge of the Company Parties, no Affiliates or broker or other agent of any Company Party acting or benefiting in any capacity in connection with the Notes are any of the following:

(A)     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(B)     a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(C)     a Person with which any Holder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)     a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders; or

(E)      a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(iii)     No Company Party and, to the Knowledge of the Company Parties, no broker or other agent of any Company Party acting in any capacity in connection with the Notes (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(v)     The Company has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or Section 15(d) thereof (the foregoing materials, as such materials may have been amended since the date of their filing, being collectively referred to herein as the “SEC Reports”), on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates or, if amended or restated, as of the date of the last such amendment or restatement, the SEC Reports complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent updated, amended, restated or corrected by a subsequent SEC Report.  The financial statements and schedules of the Company and its consolidated Subsidiaries included in the SEC Reports comply in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(w)     The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act; such disclosure controls and procedures are designed to provide reasonable assurance that material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within the Company and its consolidated Subsidiaries, and such disclosure controls and procedures are effective to perform the functions for which they were established; in connection with the preparation of the Company’s most recent consolidated financial statements, the Company’s independent registered public accountants and the audit committee of the Board of Directors of the Company have been advised of all fraud, if any, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; all “significant deficiencies” and “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X under the Act) of the Company, if any, have been identified to the Company’s independent registered public accountants and are disclosed to the Holders; since the date of the most recent evaluation of such disclosure controls and procedures and internal control over financial reporting, there have been no significant changes in internal control over financial reporting or in other factors that are reasonably likely to materially affect internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in each such certification are complete and correct; and the Company, its Subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

(x)     All utility services necessary and sufficient for the operation of Company Parties’ Real Property are available to the boundaries of such Real Property through dedicated public rights of way or through perpetual private easements, permitted in accordance with the Existing Indenture or New Indenture, as the case may be, with respect to which the Existing Mortgage or New Mortgage, as the case may be, creates a valid and enforceable first lien (subject to Existing Permitted Liens or New Permitted Liens, as the case may be).

(y)     There is unrestricted access for the passage of motor vehicles to and from the Company Parties’ Real Property owned in fee to and from the public road upon which the such Property fronts and all required curb cut or access permits (if any) have been obtained.

(z)     The Company Parties’ Real Property has not been the subject of any Taking except where such Taking could not reasonably be expected to cause a Material Adverse Change, and to the Knowledge of the Company, no Taking is pending, in each case, other than as set forth on Section 3.1(z) of the Company Party Disclosure Schedule or such other Takings that could not reasonably be expected to cause a Material Adverse Change.

(aa)     No Real Property approvals will terminate, or become void or voidable or terminable, upon any sale, transfer or other disposition of the Company Parties’ Real Property, including any transfer pursuant to foreclosure sale under the Existing Mortgage or New Mortgage, as the case may be.

(bb)     Each of the leases set forth on Schedule 3.1(bb) of the Company Party Disclosure Schedules (the “Existing Leases”) is in full force and there are no other leases or occupancy agreements in regards to the Real Property owned by the Company Parties. The Company has received no notices of, and has no Knowledge of, any material breach or material default under any of the Existing Leases.

(cc)     None of the Company, its Affiliates or any Person acting on its or their behalf (other than the Holders) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Option Notes under the Securities Act.

(dd)     With respect to any Option Closing, none of the Company, its Affiliates or any Person acting on its or their behalf (other than the Holders purchasing Option Notes at such Option Closing) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Option Notes or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Option Notes.

(ee)     Neither the Company nor any of its Subsidiaries is, and after giving effect to the offering and sale of the Notes and the application of the proceeds of the Option Notes will be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(ff)     The Company has not paid or agreed to pay to any Person any compensation for soliciting another to purchase the Notes and no Company Party is a party to any contract or agreement with any Person (other than this Agreement) that would give rise to a valid claim against the Representative or the Holders for a brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement, including, but not limited to, any compensation for soliciting the Holders to exchange the Existing Notes.

(gg)     The Notes have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement, will be the valid and binding obligation of the Company, enforceable against the Company pursuant to their terms and the terms of the New Indenture. The shares of Common Stock issuable upon conversion of the Notes (taking into account the limitations set forth in Section 7.01(f) of the New Indenture and without giving effect to the issuance of Common Stock in satisfaction of any make-whole payments that may become due under the Notes) have been duly authorized and reserved for issuance pursuant to the terms of the Notes, and when issued by the Company upon a valid conversion of the Notes will be duly and validly issued, fully paid and nonassessable.

(hh)     The Equity Documents and the transactions contemplated hereby and thereby, including the issuance of the Notes, have each been duly and validly authorized by each of the Company Parties who are parties thereto, and, assuming due authorization, execution and delivery thereof by each of the other parties thereto, where applicable, will constitute a legal, valid and binding agreement enforceable against the Company Parties in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(ii)     The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of January 9, 2020, there are (i) 14,083,232 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) no shares of Common Stock held in the Company's treasury, (iv) warrants issued and outstanding to purchase 54,989 shares of Common Stock (and Schedule 3.1(ii) of the Company Party Disclosure Schedules contains a complete list of each such warrants), and (v) 1,804,891 shares of Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise (excluding any shares of Common Stock into which the Existing Notes are convertible and any shares issuable under the Company’s equity incentive plans, employee stock purchase plan or other employee compensation plans as such plans are in existence on the date hereof ). As of January 10, 2020, including $46,843.00 of interest accrued since the last Interest Payment Date (as defined in the Existing Indenture), an aggregate of $14,099,712.00 of Existing Notes are outstanding, which are convertible into approximately 5,773,837 shares of Common Stock as of such date (without giving effect to the issuance of Common Stock in satisfaction of any make-whole payments that may become due under the Existing Notes). All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. All of the Company's options, warrants and other rights to purchase or exchange any securities for shares of the Company's capital stock have been duly authorized and validly issued and have been issued in compliance with all applicable securities laws. All outstanding shares of capital stock (or corresponding equity interests) of the Subsidiaries are owned by the Company either directly or through wholly owned Subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances other than, as of the date hereof, Existing Permitted Liens and, as of the Exchange Date, New Permitted Liens, in each case securing the Company’s existing secured indebtedness and as disclosed in the SEC Reports. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Capital Market, nor has the Company received any notification that the SEC or the Nasdaq Capital Market is contemplating terminating such registration or listing.

(jj)     Except as set forth in Section 3.1(ii) of this Agreement and Section 3.1(jj) of the Company Party Disclosure Schedule, no Person has the right, contractual or otherwise, to cause the Company to issue or sell to it any shares of Common Stock or shares of any other capital stock or other equity interests in the Company. No Person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase from the Company any shares of Common Stock or shares of any other capital stock of or other equity interests in the Company. Except as set forth in Section 3.1(jj) of the Company Party Disclosure Schedule, no Person has the right, contractual or otherwise, to cause the Company to register under the Securities Act any shares of Common Stock or shares of any other capital stock of or other equity interests in the Company, or to include any such shares or interests in a registration statement or the offering contemplated thereby.

(kk)     The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ll)     None of the Company Parties has taken, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(mm)      Except as set forth in Section 3.1(mm) of the Company Party Disclosure Schedule, the issuance of the Notes as contemplated hereby (or the subsequent conversion of the Notes in accordance with their terms) will not cause any holder of any shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock or options, warrants or other rights to purchase capital stock or any other securities of the Company (each, an “Additional Company Security”) to have any right to acquire any additional shares of capital stock of the Company. Except as set forth in Section 3.1(mm) of the Company Party Disclosure Schedule, the issuance of the Notes as contemplated hereby (or the subsequent conversion of the Notes in accordance with their terms) will not affect the exercise or conversion price of any Additional Company Security.

(nn)     (i) The New Notes that will be issued pursuant to the Exchange (including any notes issued in connection with the increase in the principal amount of such notes through the accrual of interest or otherwise pursuant to the terms of the New Indenture, the “New Exchange Notes”), and the securities that may be issued on conversion of such New Exchange Notes (including (w) the shares of Common Stock that the Company may elect to issue in settlement of any make-whole payments (“Make-Whole Shares”) that may become due under the New Exchange Notes and (x) any Warrants (as defined herein) and shares of Common Stock that may be issued pursuant to the terms of the Warrants issued in connection with the conversion of the New Exchange Notes, the “Exchange Conversion Shares”) will be exempt from registration pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, and the holding period of the New Exchange Notes, the Exchange Conversion Shares and the Option Conversion Shares may be tacked onto the holding period of the Existing Notes or Option Notes, as applicable, for purposes of Rule 144 promulgated under the Securities Act, and (ii) with respect to securities that may be issued on conversion of any Option Notes (including any notes issued in connection with the increase in the principal amount of such notes through the accrual of interest or otherwise pursuant to the terms of the New Indenture, the “New Option Notes”) that may be issued pursuant to Section 1.3 herein (including (y) Make-Whole Shares that may become due under the New Option Notes and (z) any Warrants (as defined herein) and shares of Common Stock that may be issued pursuant to the terms of the Warrants issued in connection with the conversion of the New Option Notes, the “Option Conversion Shares”), the holding period of the Option Conversion Shares may be tacked onto the holding period of the Option Notes for purposes of Rule 144 promulgated under the Securities Act.

Section 3.2     Representations and Warranties of the Holders.

(a)     In connection with the Exchange, each Holder represents and warrants to and agrees with the Company that:

(i)     Such Holder acknowledges that the transaction contemplated hereby is intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act.

(ii)     Such Holder did not acquire the Existing Notes with a view to effecting the Exchange.

(iii)     Such Holder has been furnished with all materials relating to the business, finances and operations of the Company and relating to the offer and sale of the New Notes that have been requested by such Holder. Such Holder understands and acknowledges that its acquisition of the securities involves a high degree of risk and uncertainty. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the New Notes.

(iv)     Such Holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act or an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the acquisition of the New Notes.

(b)     In connection with any purchase of Option Notes, each Holder represents and warrants to and agrees with the Company that:

                             (i)     Such Holder is acquiring the Option Notes for investment purposes, for its own account, and not with an intent to sell or distribute such securities except in compliance with applicable United States federal and state securities laws. Such Holder understands and acknowledges that the Option Notes it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering. Such Holder has been advised and understands and acknowledges that the issuance and sale of the securities have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and that such securities may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, sold pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act or in a transaction not subject thereto).

                             (ii)     Such Holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act or an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the purchase of the Option Notes.

                             (iii)     Such Holder has been furnished with all materials relating to the business, finances and operations of the Company and relating to the offer and sale of the Option Notes that have been requested by such Holder. Such Holder understands and acknowledges that its purchase of the securities involves a high degree of risk and uncertainty. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Option Notes.

                             (iv)     Such Holder understands and acknowledges that the Option Notes are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth in this Agreement (i) in concluding that the offer and sale of the Option Notes is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) to determine the applicability of such exemptions in evaluating the suitability of such Holder to purchase the Option Notes.

                             (v)     Such Holder acknowledges that neither the Option Notes nor any securities issued upon the exercise or conversion of such Notes, nor any interest in either, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions of this Agreement. The provisions of this Section 3.2(b) shall be binding upon all subsequent holders of the Option Notes, if any. The Notes or other securities issued upon the exercise or conversion of such Option Notes shall be subject to a stop transfer order and the certificate or certificates evidencing any such shares shall bear the following legend, in addition to any other legends as may be required by the New Indenture under which the Option Notes are issued:

(1)     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS (A) IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR (B) AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR IN A TRANSACTION NOT SUBJECT THERETO (AND, IN EACH SUCH CASE, THE TRANSFEROR DELIVERS AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT).

(2)     THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT IS SUBJECT TO CERTAIN RESTRICTIONS SPECIFIED IN AN EXCHANGE AND PURCHASE AGREEMENT AMONG THE ISSUER AND THE INITIAL HOLDERS. A COPY OF SUCH EXCHANGE AND PURCHASE AGREEMENT WILL FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

                             (vi)     Upon request of such Holder, the legend described in Section 3.2(b)(v) shall be removed and the Company shall cause its transfer agent to issue a certificate or certificates without such legend to such Holder, unless otherwise required by federal or state securities laws or unless the Company, with the advice of counsel, reasonably determines that such removal is inappropriate.

ARTICLE IV
AGREEMENTS

Section 4.1     Stockholder Approval; Recommendation Withdrawal.

(a)     The Company shall call a special meeting of its stockholders (including any adjournments or postponements thereof, the “Stockholder Meeting”), as promptly as reasonably practicable after the date hereof, but such meeting shall be held no later than March 20, 2020 (as such meeting may be adjourned or postponed in accordance with Section 4.1(c) herein), to vote on a proposal (the “Stockholder Proposal”) to approve the issuance of shares of Common Stock representing more than 19.99% of the outstanding shares of Common Stock pursuant to the terms of the New Notes that may be issued pursuant to the New Indenture and this Agreement, for purposes of satisfying the applicable rules of the Nasdaq Capital Market.

(b)     The Company shall include the Stockholder Proposal in its proxy statement for the Stockholder Meeting, provided that such meeting shall have occurred no later than March 20, 2020 (as such meeting may be adjourned or postponed in accordance with Section 4.1(c) herein). The Board of Directors of the Company shall unanimously recommend to the Company's stockholders that such stockholders approve the Stockholder Proposal (the “Recommendation”), except to the extent that the Company effects a Recommendation Withdrawal in accordance with Section 4.1(e) of this Agreement. In connection with such meeting, the Company shall (i) promptly, but no later than January 24, 2020, prepare (and the Representative shall cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, (ii) use its reasonable best efforts to respond to any comments of the SEC or its staff to cause a definitive proxy statement (or a notice that satisfies the requirements of the SEC's “notice and access” rules) (collectively with the preliminary proxy statement, the “Proxy Statement”) related to such Stockholders' Meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance by the SEC, but in no event later than February 14, 2020, and (iii) use its reasonable best efforts to solicit proxies in favor of the Stockholder Proposal. The Company shall notify the Representative promptly of the receipt of any comments from the SEC or its staff with respect to the preliminary proxy statement and of any request by the SEC or its staff for amendments or supplements to such Proxy Statement or for additional information and will supply the Representative with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Proxy Statement (except for any correspondence that would result in the disclosure to the Representative of material and non-public information concerning the Company). If at any time prior to such Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of the Representative and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Representative prior to filing or mailing any Proxy Statement, or any amendment or supplement thereto, and provide the Representative with reasonable opportunity to comment thereon, provided that the Stockholder Proposal set forth in any such Proxy Statement, or any amendment or supplement thereto, shall be in a form and substance reasonably satisfactory to the Representative. The directors’ recommendation described in this Section 4.1(b) shall be included in the Proxy Statement filed in connection with obtaining such stockholder approval.

(c)     Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholder Meeting to the extent necessary (i) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of the vote on the Stockholder Proposal, (ii) if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders meeting or (iii) to allow for the additional solicitation of votes in order to obtain the approval of the Stockholder Proposal; provided, however, that any such meeting adjourned or postponed shall be held no later than March 30, 2020, or such other date as the Representative and the Company may mutually agree.

(d)     The Representative acknowledges and agrees that any stockholder vote with respect to the Stockholder Proposal in connection with this Section 4.1 will require such approvals as may be required by the Nasdaq Capital Market, including without limitation, if applicable, by having the Company set a vote requirement for such Stockholder Proposal, and having the Proxy Statement reflect, that such Stockholder Proposal shall require approval by a majority of the votes cast at the Stockholder Meeting, provided that (i) the number of votes cast in favor of the Stockholder Proposal must exceed the number of votes cast against the Stockholder Proposal by the number of shares of Common Stock having been issued upon the conversion of the Notes as of the record date for such Stockholder Meeting, and (ii) the number of shares present at the Stockholder Meeting in person or by proxy must exceed a majority of the Company’s outstanding shares of Common Stock by the number of shares of Common Stock having been issued upon the conversion of the Notes as of the record date for such Stockholder Meeting, in either case with abstentions and broker non-votes not being counted “for” or “against” the proposal and having no effect on the outcome of the vote; provided that the application of such vote requirement is not reasonably determined by the Company to violate applicable rules and regulations of the Nasdaq Capital Market.

(e)     Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, effect a Recommendation Withdrawal (subject to the next following sentence in this Section 4.1(e)) unless the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, provided, however, that the Board of Directors shall not effect a Recommendation Withdrawal, unless the Company (i) notifies the Representative, in writing, at least two (2) Business Days before taking that action advising the Representative that the Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail (including, if applicable, a copy of any draft definitive agreement with respect to any Alternative Financing Proposal), and (ii) during such two (2) Business Day period, if requested by the Representative, engages in good faith negotiations with the Representative to amend this Agreement in such a manner that obviates the need for a Recommendation Withdrawal.

Section 4.2     No General Solicitation.     None of the Company, its Affiliates, or any Person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes.

Section 4.3     DTC.     Upon request, the Company will cooperate with the holders of the Notes and use commercially reasonable efforts to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

Section 4.4     Market Manipulation. None of the Company Parties will take, directly or indirectly, any action designed to, or that would constitute or that could reasonably be expected to, cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

Section 4.5     Reports.     As long as any Holder owns any Notes, the Company agrees to timely file (or timely file a valid extension of such time of filing and file prior to the expiration of any such extension) all SEC Reports. Additionally, the Company will use its reasonable best efforts to maintain the registration and listing of its Common Stock on the Nasdaq Capital Market. The Company shall file promptly with the Nasdaq Capital Market a Listing of Additional Shares notification for any shares of the Common Stock underlying the Notes and, if necessary, shall use its reasonable best efforts to effect the listing of such shares on the Nasdaq Capital Market. The Company shall pay all fees in connection with such listing of such shares.

Section 4.6     Costs and Expenses.     The Company will reimburse the Representative and any Holder (by wire transfer to an account designated by the Representative and/or Holders, as the case may be) on demand on the date hereof and any Option Closing Date, as the case may be, for all costs and expenses, including (subject to clause (vi) of the next sentence and the proviso at the end of the next sentence) reasonable legal fees and expenses, that shall have been incurred by it in connection with the negotiation, preparation and documentation of this Agreement, the Exchange and/or purchase and sale of the Notes or any other matter contemplated by this Agreement, irrespective of whether closing occurs. In addition, the Company shall pay all costs and expenses incident to the performance by the Company Parties of their obligations hereunder, including, but not limited to, the following matters: (i) the issuance of the Notes, the negotiation, preparation, documentation and enforcement of the Equity Documents, the Security Instruments, and any amendments and/or supplements thereto; (ii) the preparation, printing, authentication, issuance and delivery of certificates for the Notes; (iii) any stamp or transfer taxes in connection with the original issuance and sale of the Notes; (iv) any registration or qualification of the Notes for offer and sale under the securities or blue sky laws of applicable states (including filing fees and the reasonable fees and expenses of counsel for the Representative and any Holder relating to such registration and qualification); (v) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (vi) (A) the reasonable fees and expenses of accountants for the Representative and any Holder and (B) the reasonable fees and expenses of counsel for the Representative and the Holders (including, without limitation, Minnesota counsel) incurred in connection with the matters referenced in clauses (i), (ii), (iv), (viii), (ix), (x) and (xi) of this Section 4.6; (vii) [Reserved]; (viii) the interpretation, administration, modification or enforcement of the Existing Indenture, the Equity Documents and the Security Instruments; (ix) the evaluation, preservation and/or enforcement of any of the Holders’ rights or remedies in respect of the Notes or the New Indenture including, without limitation, in connection with the conversion or redemption of the Notes; (x) the performance and enforcement of the Company Parties’ obligations under the Existing Indenture, the Equity Documents and the Security Instruments; and (xi) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC, if applicable; provided, however, that with respect to the fees and expenses of legal counsel referred to in clause (vi) above, in no event shall the Company be liable for the legal fees of more than one legal counsel representing both the Representative and the Holders as to matters other than Minnesota law, and one legal counsel representing both the Representative and the Holders as to matters involving Minnesota law.

Section 4.7     Press Release.          The Company shall, prior to 9:30 AM (New York City time) on the next trading day after each of (i) the date hereof, (ii) the Exchange Date, (iii) any Option Closing Date and (iv) the date this Agreement is terminated in accordance with its terms, issue a press release or file a Form 8-K announcing (a) the material terms and conditions of the transactions contemplated by this Agreement, as applicable, (b) the consummation of any Exchange or purchase of any Option Notes, as applicable, and (c) any material nonpublic information previously disclosed to the Representative or any Holder, such press release or Form 8-K to be in a manner and form reasonably satisfactory to the Representative.

Section 4.8     Opinions of Counsel.          The Company will provide an opinion of counsel if required by the Company’s transfer agent confirming the commencement date of any Rule 144 holding period with respect to the Notes and will provide at its own cost and expense such other opinions of counsel and representations as may be required or necessary in the future in connection with resales of the New Exchange Notes, the Exchange Conversion Shares or the Option Conversion Shares.

Section 4.9     [Reserved]

Section 4.10     Holder Representative.

(a)     Upon execution of this Agreement by the Holders and the Representative, and without further act of any Holder, the Representative shall have the right, power and authority to take all actions required or permitted under this Agreement with respect to the interests and rights of the Holders (including, without limitation, the exercise of the power to act as the agent, proxy, representative and attorney-in-fact for the Holders). The Company Parties shall be entitled to rely on all statements, representations and decisions of the Representative in connection with any action of the Holders. No bond shall be required of the Representative, and the Representative shall not receive compensation for its services. Notices or communications to or from the Representative shall constitute notice to or from the Holders. The power and authority of the Representative shall continue in full force and effect until all rights and obligations of the Holders under this Agreement shall have terminated, expired or been fully performed. If any Person serving as the Representative is no longer able or willing to serve as the Representative, a new Representative may be chosen by the Representative.

(b)     A decision, act, consent or instruction of the Representative shall constitute a decision of the Holders, and shall be final, binding and conclusive upon the Holders, and the Company may rely exclusively upon any such decision, act, notice, consent or instruction of the Representative as being the decision, act, consent or instruction of the Holders. The Company is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, notice, consent or instruction of the Representative.

(c)     The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Holders (including any Joining Party) shall jointly and severally indemnify the Representative and hold such Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

Section 4.11     Disclosure Schedules; Option Rescission.

(a)     The Company Parties shall deliver to the Holders, concurrently with the execution of this Agreement, a complete copy of the Company Party Disclosure Schedules. No later than two (2) Business Days prior to each Option Closing Date, the Company Parties shall deliver to the Representative, on behalf of the Holders, a supplemented or amended copy of the Company Party Disclosure Schedules, updated as of such Option Closing Date (the “Updated Disclosure Schedules”). Notwithstanding anything in this Agreement to the contrary, any Option Notice provided in accordance with this Agreement may be rescinded (an “Option Rescission”), and no further action shall be taken with respect to such notice and any action taken in connection with such notice shall be deemed void, if the disclosures contained in the Updated Disclosure Schedules are not satisfactory to the Representative, in its sole discretion.

(b)     No later than two (2) Business Days following an Option Rescission, the Company shall issue a press release or file a Form 8-K with the SEC disclosing any material non-public information provided by the Company to the Holders in connection with the Updated Disclosure Schedules, such press release or Form 8-K to be in a manner and form reasonably satisfactory to the Representative.

Section 4.12     Information.     Any notices or other communications that (i) are required to be provided to the Holders pursuant to Section 4.11(i) and Section 4.23 of the New Indenture upon delivery of a Deliverables Notice (as such term is defined in the New Indenture) to the New Indenture Trustee by the Requisite Holders (as such term is defined in the New Indenture) shall be sent to the party set forth in Section 7.3(b) herein whether or not such Deliverables Notice was so delivered to the New Indenture Trustee or (ii) that constitute material and non-public information to be provided hereunder shall be sent to the party set forth in Section 7.3(b) herein.

Section 4.13     Make-Whole Shares.      The Company shall take all actions necessary to cause, upon their issuance, the Make-Whole Shares to be duly authorized, validly issued, fully paid and nonassessable. The Company shall take all action necessary to reserve for issuance such Make-Whole Shares.

Section 4.14. [Reserved]

Section 4.15. Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things under such party’s control or which such party is required to do under this Agreement, or is necessary to do, to, as soon as reasonably practicable, effect the Exchange and any Option Closing and the other transactions contemplated hereby.

Section 4.16.     Assignability of Notes. Until December 1, 2020, the Permitted Holders shall not be permitted to assign Notes if after giving effect to such assignment(s), the Permitted Holders do not own at least seventy-five percent (75%) of the aggregate principal amount of the Notes outstanding under the Indenture (including any paid in kind interest), without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. From and after December 1, 2020, the Permitted Holders shall not be permitted to assign Notes if after giving effect to such assignment(s), the Permitted Holders do not own a majority of the aggregate principal amount of the Notes outstanding under the Indenture (including any paid in kind interest), without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, and except as set forth in the following sentence, as long as no Significant Event of Default (as defined in the New Indenture) shall have occurred and be continuing under the New Indenture or the Obligations have not been accelerated, (i) until December 1, 2020, the Permitted Holders will at all times continue to own at least seventy-five percent (75%) of the principal amount of the Notes outstanding and (ii) from and after December 1, 2020, the Permitted Holders will at all times continue to own at least a majority of the principal amount of the Notes outstanding. Notwithstanding the foregoing, subject to applicable securities laws, nothing herein shall restrict the Permitted Holders from assigning their rights and interests in and to the Notes (x) upon the occurrence of, or the entry into a definitive agreement the consummation of such would constitute, a Fundamental Change, (y) if any Significant Event of Default (as defined in the New Indenture) shall have occurred and be continuing under the New Indenture or the Obligations (as defined in the New Indenture) has been accelerated due to the occurrence of any Event of Default under the New Indenture or (z) as otherwise set forth in the New Indenture. Any attempted assignment in violation of this Section 4.16 shall be null and void. Nothing in this Section 4.16 shall be construed so as to impair in any way the Permitted Holders’ right to convert the Notes into shares of Common Stock at any time and from time to time as provided in, and in compliance with the provisions of, the New Indenture.

Section 4.17.     Filing of Security Interests. As of the Exchange Date, the Company Parties shall have (i) filed all UCC-1 financing statements and recorded the New Mortgages in the applicable state and county filing offices and other filings and recordings with respect to the Collateral for filing or recordation (including, with respect to Intellectual Property, the filing of security agreements with the United States Patent and Trademark Office or the United States Copyright Office (solely to the extent perfection could be achieved by such filings)), and (ii) made, obtained or taken all other filings, recordings, registrations, third party consents and other actions, in each case, which are necessary to create perfected first priority Liens (subject only to New Permitted Liens), as provided for in the Security Instruments, in all relevant jurisdictions, other than as permitted pursuant to the Security Instruments.

Section 4.18.     Warrants. If at any time the Company shall be required hereunder or pursuant to the New Indenture to issue shares of Common Stock to the Permitted Holders (as defined in the New Indenture), but the issuance of such shares of Common Stock would exceed the ownership limitations set forth in Section 7.01(f) of the New Indenture, in lieu of issuing such shares of Common Stock to the Permitted Holders, the Company shall, at the election of the Permitted Holder, issue to the Permitted Holder a pre-funded warrant (each, a “Warrant”) to acquire such number of shares of Common Stock in excess of the ownership limitations set forth in Section 7.01(f) of the New Indenture, such Warrant to be in the form attached hereto as Exhibit E. The Company and the Permitted Holders hereby agree that no additional consideration is payable in connection with the issuance of the Warrant or the exercise of the Warrant. For the avoidance of doubt, upon conversion of any Notes pursuant to the New Indenture and the issuance of shares of Common Stock or a Warrant, as applicable, in connection with such conversion, such Notes shall be cancelled.

Section 4.19.     USRPHC. From time to time upon the request of the Representative, the Company agrees to cooperate with the Permitted Holders in providing the Permitted Holders with the Company’s assessment of its United States real property holding corporation (“USRPHC”) status within the meaning of Section 897(e)(2) of the Code. In the event the Company determines it is or was a USRPHC, the Company agrees further to cooperate in good faith with the Permitted Holders to eliminate or minimize any withholdings of United States Taxes that could be imposed with respect to the Notes, Common Stock or Warrants held by the Permitted Holders.

ARTICLE V
INDEMNIFICATION

     Section 5.1     Indemnification.     Each of the Company Parties, jointly and severally, agrees to indemnify and hold harmless the Holders, the Representative, the directors, officers, employees, Affiliates and agents of the Holders or the Representative and each Person who controls the Holders or Representative within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company Parties in this Agreement or any agreement, document or instrument contemplated herein, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action, in each case except for any such loss, claim, damage, liability or action attributable to such Holders’ gross negligence or willful misconduct.

     Section 5.2     Indemnification Procedures.     Promptly after receipt by an indemnified party under this Article V of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article V, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 5.1 above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 5.1 above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (w) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (x) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (y) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (z) the indemnifying party shall authorize the indemnified party in writing to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

ARTICLE VI
TERMINATION

Section 6.1     Termination.     This Agreement may be terminated as follows:

(a)     by the mutual written consent of the Company and the Representative;

(b)     by either the Company or the Representative upon written notice to the other party if there shall have been a material breach by the non-terminating party of any of its representations, warranties, covenants or obligations contained in the Equity Documents or the Security Instruments, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 2.2 and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 10 days after written notice thereof shall have been received by the breaching party; or

(c)	by the Representative upon written notice to the Company if:

(i)     the Exchange Closing does not occur within ten Business Days from the date hereof;

(ii)     a Default or Event of Default under the Existing Indenture shall have occurred and be continuing; or

(iii)      the Company has taken, or otherwise agreed to take, any actions that could reasonably be expected to result in a Fundamental Change under the Existing Indenture.

Section 6.2     Notice of Termination. Termination of this Agreement by a Party shall be by delivery of a written notice to the other Parties (a “Notice of Termination”). Termination of this Agreement pursuant to the provisions of Section 6.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 7.3.

Section 6.3     Effects of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force and effect, except (i) each of Section 4.6, this Section 6.3, Article V and Article VII, shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that is a consequence of an act or failure to act of a Responsible Officer of the party taking such act or failing to take such act with the actual Knowledge that the taking of such act or the failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1     Specific Performance.     The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 7.2     Survival.      The respective agreements, representations, warranties, indemnities and other statements of the Company Parties or their officers and of other parties hereto set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the parties hereto or any of the indemnified persons referred to in Article V hereof, and will survive delivery of and payment for the Notes, until the expiration of the applicable statute of limitations.

Section 7.3     Notices.     All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by facsimile, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by facsimile, (iii) one (1) Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(a)     if to the Holders or the Representative (other than with respect to Section 4.12 hereof), to the following address:

Whitebox Advisors LLC

3033 Excelsior Boulevard, Suite 500

Minneapolis, Minnesota 55416

Attention: Jake Mercer

Facsimile: (612) 253-6149

with a copy, which shall not constitute notice, to:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Andreas Andromalos

Facsimile: (617) 289-0495

(b)     if to the Holders or the Representative (only with respect to Section 4.12 hereof), to the following address:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Andreas Andromalos

Facsimile: (617) 289-0495

(c)     if to the Company Parties, to the following address:

Gevo, Inc.

345 Inverness Drive South, Building C

Suite 310

Englewood, Colorado 80112

Attention: Corporate Secretary

Facsimile: (303) 858-8431

with a copy, which shall not constitute notice, to:

Perkins Coie LLP

1900 Sixteenth Street

Suite 1400

Denver, Colorado 80202

Attention: Jason Day and Ned Prusse

Facsimile: (303) 291-2400

Any party hereto may change his or its address for notice by giving notice thereof in the manner herein above provided.

Section 7.4     Parties in Interest.     All covenants and agreements contained in this Agreement, by or on behalf of any of the parties executing this Agreement shall bind such parties, and shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not; provided, however, that the foregoing shall not in and of itself permit the assignment of the rights and obligations hereunder or thereunder.

Section 7.5     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.      This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions. Each of the parties hereto irrevocably submits to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

Section 7.6     Entire Agreement.     The Equity Documents and the Security Instruments constitute the entire agreement of the parties hereto relating to the Exchange and the Notes, superseding all prior written and prior or contemporaneous oral negotiations, understandings, arrangements, contracts or agreements relating thereto.

Section 7.7     Counterparts.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement (and all exhibits, certificates, appendices, schedules and amendments) may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

Section 7.8     Assignment; Successors.     Except as set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether by operation of law or otherwise). Notwithstanding anything herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and the indemnified persons referred to in Article V hereof and their respective successors, and no other Person will have any right or obligation hereunder.

Section 7.9     Waiver; Amendments.      No waiver of this Agreement shall be binding unless executed in writing by the party against whom the waiver is to be effective. This Agreement may not be amended except by an instrument in writing signed by the Company and the Representative, acting on behalf of the Holders. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.10     Additional Parties.     During the term of this Agreement, at the election of Representative, the Company Parties and the Representative shall cause any Person that acquires the Existing Notes or New Notes after the date hereof to become a party hereto by execution and delivery of a Joinder Agreement, in substantially the form attached hereto as Exhibit F, and the consent of any other parties shall not be required for the amendment hereto effected by such Joinder Agreement to be effective. All such additional parties shall be deemed to be a “Holder” for purposes of this Agreement, other than as set forth in the Joinder Agreement.

Section 7.11     Severability.     Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

Section 7.12     Titles and Subtitles.     The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

Section 7.13     Interpretations.     Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

Section 7.14     Certain Definitions.     As used in this Agreement, the following terms having the meanings specified in this Section 7.14:

“2020 Environmental Indemnity Agreement” shall mean that certain environmental indemnity agreement to be entered into by and among the Company Parties and the New Indenture Trustee, in such form as approved by the Representative, acting on behalf of the Holders.

“Affiliate” shall mean, with respect to a person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Financing Proposal” shall mean a financing proposal made by a third party after the date of the Agreement that the Company Board determines, in good faith, to be more favorable to the Company from a financial point of view than the terms of the Exchange or New Notes, provided that such proposal provides for sufficient funds (together with current cash on hand) to timely pay in full in cash all obligations outstanding under the Existing Notes and Existing Indenture.

“Anti-Terrorism Law” shall mean any requirement of law related to terrorism financing or money-laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Leases” shall mean, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company Party. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Closing Price” shall mean the closing sale price (or if no closing sale price is reported, the last sale price) of the Common Stock on Nasdaq on the applicable date, or, if the Common Stock is not listed or admitted to trading on Nasdaq but is traded on the over-the-counter market, the closing sale price of such Common Stock, or, if no sales are publicly reported, the average of the closing bid and ask price, as furnished by two members of the Financial Industry Regulatory Authority, Inc., who make a market in such Common Stock selected from time to time by the Company for that purpose.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and the rules and regulations promulgated thereunder.

“Collateral” shall mean all Property and interests in Property and proceeds thereof now owned or hereafter acquired by a Company Party and/or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of the New Indenture Trustee under the New Indenture, any Security Instrument or any other document contemplated thereby, which for the avoidance of doubt includes all “Collateral” and “Mortgaged Properties” as defined under the Existing Mortgages and the Existing Security Agreement or similar terms used in the Security Instruments, provided that, in each case, Collateral shall not include Excluded Property.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” and “under common control” shall have meanings correlative thereto.

“Controlled Group” shall mean all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with Company, are treated as a single employer under Section 414 of the Code.

“Conversion Price” shall mean an amount equal to 110% of the lesser of (i) the Closing Price as of the close of business on the date of the Indenture and (ii) average of the three day Daily VWAP for the last three (3) Trading Days through such date, subject to adjustment as provided in the New Indenture.

“Copyrights” shall have the meaning assigned to such term in the Existing Security Agreement.

“Daily VWAP” means, with respect to the Common Stock for any Trading Day, the per share volume-weighted average price of the Common Stock for such Trading Day as reported by Bloomberg through its “Volume at Price” function in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deposit Account” shall have the meaning given to such term in the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such other state.

“Disposition” shall mean any sale, lease, license, transfer, assignment, conveyance, Sale Leaseback Transaction or other disposition of any Property.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) and shall include, without limitation, soil, soil gas, sediment, fish, wildlife, biota and all other natural resources.

“Environmental Claim” shall mean any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Laws” shall mean, all Legal Requirements relating to Hazardous Substances, pollution, restoration or protection of the environment or the health and safety of employees as it related to Hazardous Substances, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Permits” means any permit, license, order, approval, registration or other authorization issued under Environmental Laws by any Governmental Authority.

“Equity Documents” has the meaning ascribed to the term in Section 3.1(b).

“Excluded Property” has the meaning assigned to such term in the Existing Security Agreement.

“Executive Order” shall mean any executive order or regulation promulgated under any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and thereunder with the result that the investment in the Company Parties (whether directly or indirectly) is prohibited by law or the Notes issued by Company to Holders would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders.

“Existing Mortgage(s)” shall mean any Mortgages issued pursuant to the terms of the Existing Indenture.

“Existing Permitted Lien” means a Lien on the Property of a Company Party that is a Permitted Lien pursuant to Section 4.29 of the Existing Indenture.

“Existing Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of June 20, 2017, by and among the Company and certain of its subsidiaries in favor of Wilmington Saving Fund Society, FSB, as collateral trustee.

“Financial Statements” shall mean the audited financial statements, including the audited consolidated balance sheet, of the Company and the Company Parties in each case, as of December 31, 2018, or December 31 of the relevant fiscal year then ended, as applicable, and the related audited consolidated statements of income, cash flow, and retained earnings of the Company and the Company Parties, in each case, for the fiscal year ending December 31, 2018, or the fiscal year then ended, as applicable, copies of which have been delivered to Representative and the Holders.

“GAAP” shall mean accounting principles generally accepted in the United States of America recognized as such by the Financial Accounting Standards Board (FASB) (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing applied on a basis consistent with the requirements of Section 1.05 of the New Indenture. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if Company and the Representative agrees to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP or International Financial Reporting Standards (IFRS), as applicable.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Substance” shall mean any substances, materials, or wastes identified or regulated as “hazardous,” “toxic,” or “dangerous” pursuant to any Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products (including crude oil or any faction thereof), radionuclides, radioactive materials, medical and infectious waste, and PFAS (polyfluoroalkyl substances or perfluoroalkyl substances).

“Hedge Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Intellectual Property” shall mean with respect to any Person, all of such Person’s rights, title and interest in and to all Copyrights, Patents and Trademarks, including, without limitation, all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, service mark applications, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world (but excluding intent-to-use trademark applications unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Company Party in such trademarks is no longer on an “intent-to-use” basis, at which time such trademarks shall automatically and without further action by the parties be subject to the security interest granted by such Company Party to the New Indenture Trustee under the New Indenture); copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

The Company or any Company Party shall be deemed to have “Knowledge” (or other similar phrase) of a particular fact or other matter if any Responsible Officer or any other executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company has “Knowledge” of such fact or other matter. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would have knowledge of such fact or other matter after a commercially reasonable inquiry and investigation.

“Legal Requirements” shall mean, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing, including any official policy or guidance) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

“Lien” shall mean any recorded or unrecorded, express or implied, written or oral mortgage, lien (statutory or otherwise), pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Material Adverse Change” shall mean (i) a material adverse change in the business, assets, financial condition or operations of the Company Parties, taken as a whole, (ii) a material adverse change on any Company Party’s ability, as a whole, to perform its obligations under any Equity Documents, the Security Instruments or any documents contemplated thereby, or (iii) a material adverse change on the validity or enforceability of this Agreement (other than as a direct result of an action or omission by the Representative solely to the extent that the Representative was expressly required to take such action under the Agreement and failed to do so).

“Material Contract” shall mean each contract or agreement to which the Company or any other Company Party is a party that is required (or would be required if such Person were subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act) to be filed with the SEC pursuant to the requirements of Item 601(b) of Regulation S-K (other than those which have expired, terminated or are otherwise no longer in effect).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) and Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“National Priorities List” has the meaning assigned such term in CERCLA.

“New Permitted Lien” means a Lien on the Property of a Company Party that is a Permitted Lien pursuant to Section 4.29 of the New Indenture.

“Obligations” shall have the meaning assigned to such term in the New Indenture.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Option Period” shall mean the period beginning on the date of Exchange Closing and ending on the later of (i) within one hundred eighty (180) calendar days after the Exchange Closing and (ii) thirty (30) calendar days following the day on which the Stockholder Proposal is approved by the stockholders of the Company.

“Organizational Documents” shall mean with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Patents" shall have the meaning assigned to such term in the Existing Security Agreement.

“Permits” shall mean any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Dispositions” shall mean any Disposition permitted by Section 4.32 of the New Indenture.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental entity.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA other than a Multiemployer Plan.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant futures and, for the avoidance of doubt, includes buildings and fixtures.

“Recommendation Withdrawal” means to withhold, withdraw, qualify or modify in a manner adverse to the Holders (it being understood that taking a neutral position or no position with respect to any Alternative Financing Proposal shall be considered to modify), or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to the Holders or take any action or make any statement materially inconsistent with, the Recommendation.

“Regulations D, T, U and X” shall mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or disposing into the Environment or as may be defined in the Environmental Laws.

“Response” shall mean any response, remedial, removal, or corrective actions undertaken as required pursuant to Environmental Laws to investigate or address a Release of Hazardous Substances to the Environment.

“Responsible Officer” means (i) with respect to any Person that is a corporation, such Person's Chief Executive Officer, President, Chief Financial Officer, Treasurer or General Counsel, (ii) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person's managing member or manager, and (iii) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person's general partner or partners.

“Returns” shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

“Sale Leaseback Transaction” shall mean means any arrangement, directly or indirectly, with any person whereby any Company Party shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Security Instruments” shall mean, individually and collectively, (i) the New Mortgage, (ii) the New Security Agreement, (iii) the 2020 Environmental Indemnity Agreement, (iv) each other agreement, instrument or document executed at any time in connection with the New Security Agreement, the New Mortgage, the 2020 Environmental Indemnity Agreement or the New Indenture, (v) each agreement, instrument or document executed in connection with any Deposit Account subject to the New Indenture Trustee’s control; and (vi) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Solvent” shall mean, with respect to any Person, as of the date of any determination, that on such date (i) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any other corporation, limited liability company, association, or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more direct or indirect subsidiaries of the parent, (ii) any partnership (A) the sole general partner or the managing general partner of which is the parent and/or one or more direct or indirect subsidiaries of the parent or (B) the only general partners of which are the parent and/or one or more direct or indirect subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Company.

“Taking” shall mean any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

“Taxes” shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

“Trademarks” shall have the meaning assigned to such term in the Existing Security Agreement.

“Trading Day” means a day during which (i) trading in securities generally occurs on the principal United States national or regional securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not then listed or admitted for trading on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) a Closing Price for the Common Stock is available on such securities exchange or market. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

[Remainder of this page intentionally left blank - Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Wbox 2019-3 Ltd., as Holder

By: /s/ Mark Strefling_____________________

Name: Mark Strefling

Title: Director

WHITEBOX ADVISORS LLC, as Representative

By: /s/ Luke Harris________________________

Name: Luke Harris

Title: General Counsel, Whitebox Advisors LLC

GEVO, INC.

By: /s/ Geoffrey T. Williams, Jr._____________

Name: Geoffrey T. Williams, Jr.

Title: General Counsel & Secretary

GUARANTORS:

GEVO DEVELOPMENT, LLC

By: /s/ Geoffrey T. Williams, Jr.______________

Name: Geoffrey T. Williams, Jr.

Title: General Counsel & Secretary

AGRI-ENERGY, LLC

By: /s/ Geoffrey T. Williams, Jr.______________

Name: Geoffrey T. Williams, Jr.

Title: General Counsel & Secretary

SCHEDULE I

Holders

Name	Principal Plus Accrued But Unpaid Interest of Existing Notes	Principal Amount of New Notes
Wbox 2019-3 Ltd.	$14,099,712.00	$14,381,706.00

EXHIBIT A

NEW INDENTURE

EXHIBIT B

FORM OF LEGAL OPINION

EXHIBIT C

FORM OF MINNESOTA LEGAL OPINION

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF WARRANT

GEVO, INC.

Pre-Funded Warrant To Purchase Common Stock

Warrant No.: ___

Number of Shares of Common Stock: _____________

Date of Issuance: _____________     (“Issuance Date”)

Gevo, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ___________________, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, for no further payment or additional consideration, at any time or times on or after the Issuance Date (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), ________________ (__________) fully paid non-assessable shares of Common Stock (as defined below), subject to adjustment as provided herein (the “Warrant Shares”); provided that, if at the time of the Expiration Date of this Warrant the Holder would own in excess of the Maximum Percentage (as defined below) upon a full exercise of this Warrant, then the Expiration Date shall be automatically extended by six (6) months. Except as otherwise defined herein, capitalized terms in this Pre-Funded Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 16.

The aggregate exercise price of this Warrant, was pre-funded to the Company on or prior to the Issuance Date by conversion of the Holder’s 12.0% Convertible Senior Secured Notes due 2020/2021 (the “2020/2021 Notes”) and, consequently, no additional consideration shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever, including in the event this Warrant shall not have been exercised prior to the Expiration Date.

1.     EXERCISE OF WARRANT.

(a)     Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(d)), this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, in whole or in part, by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) Trading Day following the date on which the Company has received the applicable Exercise Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached to the Exercise Notice, to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or prior to the earlier of (i) the third (3rd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the date on which the Exercise Notice has been delivered to the Company (such earlier date, the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is physically delivered to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

(b)     Company’s Failure to Timely Deliver Securities. If either (I) the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Share Delivery Date, if (x) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such Common Stock on the Company’s share register or (y) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder’s balance account with DTC, for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant or (II) (i) a registration statement covering the issuance or resale of the Warrant Shares that are the subject of the Exercise Notice (the “Exercise Notice Warrant Shares”) is not available for the issuance or resale and (ii) the entire amount of Warrant Shares held by the Holder and its Attribution Parties may not be sold without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended, (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as applicable, of such Exercise Notice Warrant Shares and (x) the Company fails to promptly, but in no event later than two (2) Business Days after such registration statement becomes unavailable, to so notify the Holder and (y) the Company is unable to deliver the Exercise Notice Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Exercise Notice Warrant Shares to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, if on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (II) a Notice Failure occurs, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Holder’s balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Date (any payment described in clause (i) or clause (ii) above, a “Buy-In Payment Amount”). Notwithstanding anything to the contrary set forth in this paragraph, if a Buy-In Payment Amount cannot be paid in cash because of restrictions by one or more of the Company’s lenders (including the then holders of notes issued by the Company pursuant to one or more indentures or restrictions under other agreements related thereto), in lieu of making such payment in cash, the Company may elect, in its sole discretion, to satisfy such Buy-In Payment Amount by delivering a number of shares of Common Stock equal to the quotient determined by dividing (x) the Buy-In Payment Amount by (y) 90% of the last Weighted Average Price on the date of such payment. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares (or to electronically deliver such Warrant Shares) upon the exercise of this Warrant as required pursuant to the terms hereof. While this Warrant is outstanding, the Company shall cause its transfer agent to participate in the DTC Fast Automated Securities Transfer Program. In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 1 by the applicable Share Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(b) or otherwise, and (ii) if a registration statement covering the issuance or resale of the Warrant Shares that are subject to an Exercise Notice is not available for the issuance or resale and the entire amount of Warrant Shares held by the Holder and its Attribution Parties may not be sold without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended, (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as applicable, of such Exercise Notice Warrant Shares and the Holder has submitted an Exercise Notice prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares underlying such Exercise Notice electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, the Holder shall have the option, by delivery of notice to the Company, to rescind such Exercise Notice in whole or in part and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an Exercise Notice shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(b) or otherwise.

(c)     Exercise. Upon issuance of the Warrants upon conversion of the 2020/2021 Notes, the Company acknowledges and agrees the Warrants shall take on the Rule 144 characteristics of the 2020/2021 Notes being converted, and the holding period of the 2020/2021 Notes being converted may be tacked on to the holding period of the Warrants. Upon issuance of the Warrant Shares, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the Rule 144 characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 1(c).

                                           (d)     Disputes. In case of a dispute as to the determination of the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11.

(e)     Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(e). For purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(e), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. The Holder acknowledges that the Company may rely on the information set forth in the Exercise Notice, and shall not be required to independently verify whether or not an exercise would trigger the provisions of this paragraph.

(f)     Required Reserve Amount.  So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(f) be reduced other than in connection with any exercise of Warrants or such other event covered by Section 2(a) below.  The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Warrants based on the number of shares of Common Stock issuable upon exercise of Warrants held by each holder thereof on the Issuance Date (without regard to any limitations on exercise) (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Warrants, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Warrants shall be allocated to the remaining holders of Warrants, pro rata based on the number of shares of Common Stock issuable upon exercise of the Warrants then held by such holders thereof (without regard to any limitations on exercise).

(g)     Insufficient Authorized Shares. If, notwithstanding Section 1(f) above, and not in limitation thereof, at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

                            2.     ADJUSTMENT OF NUMBER OF WARRANT SHARES. The number of Warrant Shares shall be adjusted from time to time as follows:

(a)     Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)     Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(b) decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3.     RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if, on or after the Issuance Date and on or prior to the Expiration Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

                             4.     PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)     Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time on or after the Issuance Date and on or prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)     Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with no exercise price for such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(e) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. Notwithstanding the foregoing, in the event of a Change of Control, at the request of the Holder delivered before the 30th day after such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within ten Business Days after such request (or, if later, on the effective date of the Change of Control), at the option of the Company, either (x) Common Stock (or corresponding Corporate Event Consideration, as applicable) valued at the value of the consideration received by the shareholders in such Change of Control or (y) cash, in each case, in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control.

(c)     Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5.     NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i)  shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (ii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

                             6.     WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

                             7.     REISSUANCE OF WARRANTS.

(a)     Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)     Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)     Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

(d)     Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.     NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed, (D) on the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day, and (F) if delivered by facsimile, upon electronic confirmation of receipt of such facsimile, and will be delivered and addressed as follows:

(i)     if to the Company, to:

Gevo, Inc.

345 Inverness Drive South

Building C, Suite 310

Englewood, CO 80112
Attention: Chief Financial Officer and General Counsel

Facsimile:

Email: mwillis@gevo.com and gwilliams@gevo.com

and

Perkins Coie LLP

1900 Sixteenth Street, Suite 1900

Denver, CO 80129

Attention: Jason Day

Facsimile: (303) 291-2400

Email: jday@perkinscoie.com

(ii) if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant (other than the issuance of shares of Common Stock upon exercise in accordance with the terms hereof), including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the arithmetic calculation of the Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment, and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

                             9.     AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

                             10.     GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 8(i) above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                              11.     DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Weighted Average Price (as defined herein) or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Weighted Average Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

                              12.     REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

 13.     TRANSFER.     This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

 14.     SEVERABILITY; CONSTRUCTION; HEADINGS.     If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

15.     DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

                             16.     CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)     “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c)      “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the lesser of 100% and the 100-day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price during the five (5) Trading Days prior to the closing of the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(d)     “Bloomberg” means Bloomberg Financial Markets.

(e)     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)     “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company’s market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company.

(g)     “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(h)     “Common Stock” means (i) the Company’s Common Stock, par value $0.01 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(i)     “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(j)     “Eligible Market” means The NASDAQ Capital Market, the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The New York Stock Exchange, Inc.

(k)     “Expiration Date” means the date nine (9) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday;

(l)     “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Issuance Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(m)     “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(n)     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(o)     “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p)     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(q)     “Principal Market” means the NASDAQ Capital Market, or if the Company’s Common Stock is not then listed on NASDAQ Capital Market, such exchange or quotation system on which the Common Stock then primarily trades.

(r)     “Required Holders” means the holders of the Warrants representing at least a majority of the shares of Common Stock underlying the Warrants then outstanding.

(s)     “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary trading market or quotation system with respect to the Common Stock that is in effect on the date of receipt of an applicable Exercise Notice.

(t)     “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(u)     “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(v)     “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(w)     “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

GEVO, INC.

By:___________________________

Name:

Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

PRE-FUNDED WARRANT TO PURCHASE COMMON STOCK

GEVO, INC.

The undersigned holder hereby exercises the right to acquire _________________ of the shares of Common Stock (“Warrant Shares”) of Gevo, Inc., a corporation organized under the laws of Delaware (the “Company”), evidenced by the attached Pre-Funded Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Maximum Percentage Representation. Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder that after giving effect to the exercise provided for in this Exercise Notice, such Holder (together with the other Attribution Parties) will not have beneficial ownership (together with the other Attribution Parties) of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined in the Warrant) of the total outstanding shares of Common Stock of the Company as determined pursuant to the provisions of Section 1(d) of the Warrant and utilizing a Reported Outstanding Share Number equal to                 .

4. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

☐     Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐     Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _________________, ______

   Name of Registered Holder

By:

Name:

Title:

     Tax ID:

     Facsimile:

     Email:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ____________________ to issue the above indicated number of shares of Common Stock on or prior to the applicable Share Delivery Date.

GEVO, INC.

By:________________________________

Name:

Title:

EXHIBIT F

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT to the Exchange and Purchase Agreement (the "Joinder Agreement") is made and entered into as of ___________________ by and among Gevo, Inc., a Delaware corporation (the "Company"), Whitebox Advisors LLC ("Whitebox"), and the undersigned (the "Joining Party"), and related to that certain Exchange and Purchase Agreement dated as of January 10, 2020 (as amended from time to time, the "Purchase Agreement"), by and among the Company, the guarantors party thereto, the holders named in Schedule I thereto (the “Holders”) of the Company’s 12.0% Convertible Senior Secured Notes due 2020/21 (the “Existing Notes”), which were issued under that certain Indenture dated as of January 10, 2020, by and among the Company, Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee, and the guarantors named therein, as supplemented, and Whitebox, in its capacity as representative of the Holders under the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the Joining Party is acquiring the Existing Notes; and

WHEREAS, the Joining Party has agreed to become a party to the Purchase Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

1.     The Joining Party hereby acknowledges that it has received a copy of the Purchase Agreement and all other documents it deems fit to enter into this Joinder Agreement, and acknowledges and agrees to (i) join and become a party to the Purchase Agreement as indicated by its signature below, (ii) be bound by all covenants, agreements, representations, warranties, indemnities and acknowledgements attributable to the “Holder” as if the Joining Party was a party thereto as of the date of the Purchase Agreement; (iii) perform all obligations and duties required and be entitled to all of the benefits of a “Holder” pursuant to the Purchase Agreement and (iv) be deemed a “Holder” under the Purchase Agreement.

2.     Notwithstanding anything herein to the contrary, the Joining Party shall not be considered a “Holder” for purposes of, and shall have no right to participate in, any purchase of Option Notes pursuant to Section 1.3 of the Purchase Agreement (the “Additional Purchase”), and any rights, obligations, covenants, representations or warranties of any party to the Purchase Agreement in connection with such Additional Purchase shall not apply to the Joining Party.

3.     The Joining Party hereby represents and warrants to the Company that it has all the requisite [corporate] power and authority to execute, deliver and perform such Joining Party's obligations under this Joinder Agreement.

4.     This Joinder Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties to the Purchase Agreement and the Joining Party and their respective heirs, representatives, successors and assigns.

5.     This Joinder Agreement may be signed in one or more counterparts (which may be delivered in original form or in electronic format), each of which shall constitute an original when so executed and delivered and all of which together shall constitute one and the same agreement.

6.     No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing signed by the Company, the Representative and the holders of a majority of the aggregate amount of the Notes outstanding.

7.     The validity and interpretations of this Joinder Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder Agreement as of the date written below.

Date:

JOINING PARTY:	COMPANY PARTIES:
Print Name: Signature: Address: Telephone: Facsimile: E-mail: Aggregate Principal Amount of Existing Notes Held by Such Joining Party:	Acknowledged and accepted: GEVO, INC. By: Name: Title GEVO DEVELOPMENT, LLC By: Name: Title AGRI-ENERGY, LLC By: Name: Title WHITEBOX: Acknowledged and accepted:
[_______________] By: Name: Title